Exhibit 3.2

SECOND AMENDED AND RESTATED BY-LAWS

OF

AFG HOLDINGS, INC.

(Amended and Restated as of June 8, 2017 (the “Emergence Date”)

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of AFG Holdings, Inc. (the “Corporation”) in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications pursuant to Section 2.02. If remote access is not provided for a meeting, the meeting must be held in a place that is reasonably accessible to stockholders (as determined by the Board in its sole discretion).

Section 2.02. Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

Section 2.03. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”). An annual meeting of stockholders (which date shall be no later than 13 months after the date of the last annual meeting of stockholders) shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate”) or applicable law otherwise provides, take any action required or permitted to be taken at any meeting of the stockholders without a meeting, if stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent in writing or electronic submission, provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting by less than unanimous written consent.

Section 2.04. Special Meetings, (a) Subject to the rights of the holders of any class or series of preferred stock of the Corporation (the “Preferred Stock”), special meetings of the stockholders of the Corporation may be called by the Board or by the stockholders (individually or as a group) holding not less than a majority of the voting power of all outstanding shares of common stock of the Corporation (“Common Stock”) and Preferred Stock to the extent entitled to vote (the “Requisite Percentage”), subject to the following: in order for a special meeting requested by one or more stockholders (a “Stockholder Requested Special Meeting”) to be called, one or more written requests for a special meeting (each a “Special Meeting Request,”) stating the purpose of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percentage of holders of Common Stock (or their duly authorized agents), and must be delivered to the Board at the principal executive offices of the Corporation and must set forth: (i) in the case of any director nominations proposed to be presented at such Stockholder Requested Special Meeting, the information required by Section 2.10: (ii) in the case of any matter (other than a director nomination) proposed to be conducted at such Stockholder Requested Special Meeting, the information required by Section 2.11: and (iii) an agreement by the requesting stockholder(s) to notify the Board immediately in the case of any disposition prior to the record date for the Stockholder Requested Special Meeting of shares of Common Stock owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached.

(b) A Stockholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board; provided, however, that the Stockholder Requested Special Meeting shall be called for a date not less than 20 nor more than 60 calendar days after the Corporation receives a Special Meeting Request from the Requisite Percentage as provided in Section 2.04(a).

Section 2.05. Notice of Meetings and Adjourned Meetings; Waivers of Notice, (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these By-Laws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with this Section 2.05(a).

(b) A written waiver of any such notice signed by the person entitled thereto whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.06. Quorum. Unless otherwise provided under the Certificate or these By-Laws and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock (to the extent entitled to vote) generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy shall adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.07. Voting.

(a) Subject to the rights of the holders of Preferred Stock, and unless otherwise provided in the Certificate and in all cases subject to the DGCL, each holder of Common Stock shall be entitled to one vote for each outstanding share of Common Stock held by such stockholder. Any share of Common Stock held by the Corporation shall have no voting rights. Subject to the rights of the holders of Preferred Stock, and unless otherwise provided by the DGCL, the Certificate or these By-Laws, the affirmative vote of a majority of total voting power of the outstanding shares of Common Stock and present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. The holders of Common Stock and Preferred Stock shall not have cumulative voting rights.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by the DGCL, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period.

(c) Votes may be cast by any stockholder entitled to vote in person or by his proxy. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Section 2.08. Organization. At each meeting of stockholders, the Chairperson of the Board, if one shall have been elected, or in the absence of the Chairperson or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairperson of the meeting. The person whom the chairperson of the meeting shall appoint as secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.

Section 2.10. Nomination of Directors. Except to the extent directors are elected by written consent of stockholders in accordance with the DGCL, only persons who are nominated in accordance with the procedures set forth in these By-Laws and in the Stockholders Agreement shall be eligible to serve as directors. During the three year period beginning on the Emergence Date (the “Initial Period”), the following persons will be nominated for election to the Board of the Corporation: (i) the Chief Executive Officer of the Corporation (“Management Director”), (ii) one representative of First Reserve Management, L.P. and affiliates (“FR”), (iii) two representatives of Carlyle Investment Management L.L.C. (“Carlyle”), (iv) two representatives of Eaton Vance Management (“EV”), and (v) one representative of Stellex Capital Partners LP (“Stellex”) (the representatives, including any successor representatives, each a “Representative Director”, and each of FR, Carlyle, EV and Stellex being the “Initial Holders”). The stockholder that nominated a Representative Director shall be referred to as the “Nominating Stockholder.” If, at any time during the Initial Period, (x) the applicable Nominating Stockholder (or a Major Transferee) ceases to own at least 75% of the Common Stock issued to it on the Emergence Date (the “Emergence Ownership”), then such Nominating Stockholder’s (or Major Transferee’s) Representative Director shall be deemed automatically to have resigned from the Board, and (y) in the case of Carlyle and EV, if Carlyle or EV (or a Major Transferee) ceases to own at least 50% of its respective Emergence Ownership, then its second director shall be deemed automatically to have resigned from the Board (each of the 75% and 50% thresholds are referred to herein as the “Minimum Thresholds”).

After the Initial Period, nominations of persons for election to the Board of the Corporation as a Representative Director may be made by (i) the Initial Holders, or, if applicable, their Major Transferees (defined below), subject to maintenance of the applicable Minimum Thresholds; and (ii) any other stockholder (or affiliated group of stockholders) of the Corporation who hold at least 10% of the voting power of all outstanding Common Stock and Preferred Stock to the extent it is entitled to vote (voting together as a single class on an as-converted basis) who (A) held all such shares of Common Stock and/or Preferred Stock (1) at the time such nomination was made, and (2) through the relevant meeting, (B) are stockholders of record at the time of giving of notice provided for in this Section 2.10, (C) are entitled to vote for the election of directors at the meeting, and (D) comply with the notice procedures set forth in this Section 2.10. A nominee nominated by a 10% stockholder described in the preceding clause (ii) will also be considered a “Representative Director.” The Board will take action to increase the size of the Board to the extent necessary to accommodate any additional directors required by clause (ii) above. If the resulting Board would be comprised of an even number of directors, the Board will simultaneously create an additional directorship and fill the vacancy with an independent director. At any time (during or after the Initial Period) that a stockholder transfers the Minimum Threshold of stock ownership to one transferee, the stockholder to which such Minimum Threshold of stock ownership was transferred (a “Major Transferee”) will acquire the right to make such appointment under the first paragraph of this Section 2.10 and under clause (i) above and the prior stockholder’s Representative Director will be deemed automatically to have resigned from the Board.

Nominations of persons for election to the Board of the Corporation other than the Representative Directors may be made, at the election of the Board: (i) by or at the direction of a majority of the directors; (ii) by any stockholder of the Corporation who holds at least 10% of the voting power of all outstanding Common Stock and Preferred Stock to the extent it is entitled to vote (voting together as a single class on an as-converted basis) who (A) has held all such shares of Common Stock and/or Preferred Stock (1) at the time such nomination was made, and (2) through the relevant meeting, (B) is stockholder of record at the time of giving of notice provided for in this Section 2.10, (C) is entitled to vote for the election of directors at the meeting, and (D) comply with the notice procedures set forth in this Section 2.10; or (iii) as otherwise provided in the Stockholders Agreement.

Such nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the Board. To be timely, a stockholder’s notice in connection with an annual meeting of the stockholders shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (or, in the case of a special meeting of stockholders, delivered to or mailed and received at the principal executive offices of the Corporation not less than 10 days prior to the scheduled date of such special meeting); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting and the 10th day following the day on which public announcement of the date of the meeting was made. Such stockholder’s notice shall substantially set forth:

(a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Item 401(a), Item 401(e), Item 401(f) and Item 404 of Regulation S-K under the Securities Act of 1933, as amended, and such person’s written consent to being named in any proxy statement or similar materials as a nominee and to serving as a director if elected, and

(b) as to the stockholder giving the notice and as to each person whom the stockholder proposes to nominate for election or reelection as a director (if applicable to such nominee):

(i) the name and address, as they appear on the Corporation’s books, of such stockholder and any Stockholder Associated Person (defined below) covered by clause (ii) below; and

(ii) (A) the class and number of shares of the Corporation which are held of record or are beneficially owned by such stockholder and/or any Stockholder Associated Person with respect to the Corporation’s securities, and (B) any derivative positions held or beneficially held by the stockholder and/or any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of, such stockholder and/or any Stockholder Associated Person with respect to the Corporation’s securities.

Except to the extent directors are elected by written consent of stockholders in accordance with the DGCL, no person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in these By-Laws. The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

“Stockholder Associated Person” of any stockholder means (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder and/or (B) any person controlling, controlled by or under common control, with such Stockholder Associated Person.

Section 2.11. Notice of Business. At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 2.11 who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 2.11. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Board. To be timely, a stockholder’s notice in connection with an annual meeting of the stockholders shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting and the 10th day following the day on which public announcement of the date of the meeting was made. A stockholder’s notice to the Board shall set forth as to each matter the stockholder proposes to bring before the meeting:

(a) A brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(b) The name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person covered by clauses (c) and (d) below;

(c) (i) the class and number of shares of the Corporation which are held of record or are beneficially owned by such stockholder and by any Stockholder Associated Person with respect to the Corporation’s securities and (ii) any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of, such stockholder and/or any Stockholder Associated Person with respect to the Corporation’s securities; and

(d) any material interest of the stockholder and/or any Stockholder Associated Person in such business.

Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at a stockholder meeting except in accordance with the procedures set forth in this Section 2.11. The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the By-Laws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. There shall be no limit on the number of matters that can be properly brought at a meeting.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in the DGCL or the Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 3.02. Number. The number of directors will initially be seven, and may be increased (but may not be decreased) from time to time solely by a resolution adopted by the affirmative vote of at least 70% of the directors.

Section 3.03. Classes. There shall be one class of directors.

Section 3.04. Election of Directors. Directors shall be elected by a plurality vote of the voting power of the shares of stock of the Corporation entitled to vote generally in the election of directors. Cumulative voting shall not be permitted.

Section 3.05. Quorum and Manner of Acting. Unless the Certificate or these By-Laws require a greater number, a majority of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board; provided, however, that the presence of at least one Representative Director of each Nominating Stockholder (or, as applicable, each Major Transferee) shall constitute a quorum for the transaction of business with respect to a Major Decision, and the affirmative vote of at least 70% of the entire Board is required to take such action with respect to a Major Decision. If a quorum cannot be met, then the meeting may be adjourned and rescheduled once for a later date (such date to be within 10 business days for meetings at which a Major Decision is to be discussed or within 5 business days for all other meetings). At the adjourned meeting, the Board may transact any business which might have been transacted at the original meeting. For purposes of such an adjourned meeting, the number of directors required for purposes of a quorum for a reconvened meeting will be reduced by the number of Directors that did not attend the initial meeting.

Section 3.06. Vacancies on the Board. Subject to the Minimum Thresholds, any vacancy on the Board resulting from death, resignation, removal or otherwise of a Representative Director seat shall be filled by such Representative Director’s Nominating Stockholder (or, if applicable, Major Transferee) for whom the nomination of such seat is reserved. Any vacancy on the Board for which there is no longer a Nominating Stockholder or Major Transferee that has the right to appoint a person to that seat may be nominated by, at the election of the Board, (i) after the Initial Period, a holder of 10% or more of the outstanding voting power of the Corporation who has not yet appointed a director, if any, or (ii) a majority of the remaining directors. Except as otherwise provided in these By-Laws, the Certificate or the Stockholders Agreement, vacancies will be filled by an affirmative vote of the majority of the remaining directors. If there are an even number of directors due to a vacancy on the Board and the Board’s vote on appointing a director to fill such vacancy results in a tie, the Management Director will have a tiebreak vote on the appointment of the new director.

Section 3.07. Removal of Directors. Each Representative Director may be removed with or without cause only (i) by his or her Nominating Stockholder (if any) or (ii) if a director was not appointed by a Nominating Stockholder, by a majority of the other Representative Directors. A Nominating Stockholder may remove and replace its Representative Director at any time by providing one business day prior written notice to the Board.

Section 3.08. Time and Place of Meetings. The Board shall hold its meetings at such place, either within or outside the State of Delaware, and at such time as may be determined from time to time by the Board (or the Chairperson, if any, in the absence of a determination by the Board). Unless otherwise restricted by the DGCL, the Certificate or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 3.09. Annual Meeting. The Board shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.08 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.10. Regular Meetings. After the place and time of regular meetings of the Board shall have been determined and notice thereof shall have been once given to each member of the Board, regular meetings may be held without further notice being given.

Section 3.11. Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, if any, or such other officer as may be delegated by the Board and shall be called by the Chairperson of the Board, if any, or such other officer on the written request of two directors. Notice of special meetings of the Board shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board.

Section 3.12. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee shall act in any manner or capacity only to the extent authorized by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 3.13. Action by Consent. Unless otherwise restricted by the Certificate or these By-Laws, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.14. Resignation. Any director may resign at any time by giving notice in writing to the Board. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.15. Compensation. Unless otherwise restricted by the Certificate or these By-Laws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.16. Related Party Transactions. The Board will take reasonable steps to cause the Corporation to enact controls so that the Corporation does not, and does not permit any of its subsidiaries to, enter into any agreement or transaction (or amendment or modification thereto) with any stockholder holding more than 5% of the Common Stock, director or officer of the Corporation or any of its subsidiaries or any “affiliate”, “associate” or member of the “immediate family” of any such person (as such terms are respectively defined in Rule 12b-2 and 16a-1 of the Exchange Act) (collectively, a “Related Party”), except in connection with any stockholder’s (other than a director or officer’s) employment with the Corporation or such subsidiary in the ordinary course of business, without the affirmative vote of a majority of the members of the Board (excluding any director who is, or is a Related Party of, the person with whom the Corporation or any of its subsidiaries is proposing to enter into the relevant agreement or transaction with (or amendment or modification thereto)) (a “Related Party Transaction”), subject to Section 4.06 and Section 3.05. In any case, all Related Party Transactions must be on arms-length terms.

Section 3.17. Board Observer. Alden Global Capital LLC (“Alden”) shall have the right to designate one non-voting Board observer who is an employee of, a partner of, or otherwise affiliated with, a member of the Ad Hoc Second Lien Group and who will be entitled to attend and receive notice of all meetings of the Board (excluding any committee meetings other than special or transaction committees formed to discuss or evaluate a potential change of control transaction) and receive copies of all materials provided to the Board in connection therewith; provided, that such Board observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board; and provided, further, that: (a) such Board observer shall enter into a confidentiality agreement (which shall contain customary terms) in favor of the Corporation and its subsidiaries, in form and substance reasonably satisfactory to the Corporation, such subsidiaries and such Board observer, prior to attending such Board observer’s first meeting of the Board; (b) the Corporation reserves the right to withhold any information and to exclude such Board observer from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to, based on advice of outside counsel, cause a waiver of the attorney-client privilege between the Corporation or any of its subsidiaries and their respective counsel after taking all commercially reasonable steps to enter into arrangements to mitigate such loss of privilege; and (c) such Board observer shall not be a stockholder, director, advisor, affiliate, employee or representative of any business that is competitive with the Corporation. The right to designate an observer is personal to such member and is not assignable or transferable. Any attempt to assign or transfer such right not in compliance with these By-Laws (including the provisions of this Section 3.17) shall be null and void ab initio. Notwithstanding anything to the contrary contained in these By-Laws, this Section 3.17 will immediately expire and otherwise terminate without further action of any party at such time as Alden no longer maintains, after the Emergence Date, holdings of at least 75% of its Emergence Ownership. The Company shall take all action reasonably necessary, at its sole cost and expense, to ensure that such Board observer is entitled to (i) insurance coverage on the same terms provided to the Company’s officers and directors either under the Company’s policy or policies applicable to such officers and directors, or under a supplemental policy, (ii) indemnification and reimbursement of expenses, on the same terms provided to the Company’s officers and directors under the Company’s Certificate of Incorporation, By-Laws or other applicable organizational documents, and any other supplemental arrangements offered by the Company to its officers or directors.

Section 3.18. Other Indemnities. The Company acknowledges that the Company’s directors and the Board observer may have certain rights to indemnification, advancement of expenses and/or insurance provided by the investment funds and accounts to which such directors or observer provides advisory or other services (collectively, the “Other Indemnitors”). The Company hereby agrees (i) that the Company is the indemnitor of first resort (i.e., the Company’s obligations to such director or observer are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by such director or observer and shall be liable for the full amount of all expenses and losses, in each case, to the extent legally permitted and as required by the terms of these By-laws or any other arrangements with the Company, without regard to any rights such indemnitee may have against the Other Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 3.19. Compliance Procedures. The Board will take reasonable steps to adopt and implement for the Corporation, and to cause the subsidiaries of the Corporation to adopt and implement, within 120 days of the Emergence Date, compliance procedures, training and monitoring programs, and to arrange training sessions for employees of the Corporation and its subsidiaries.

Section 3.20. Chairperson of the Board. The Board, by a majority vote, may elect a Chairperson of the Board from among the members of the Board (the “Chairperson”). The Chairperson shall not be considered to be an officer of the Corporation in his or her capacity as such. The Chairperson may be removed from that capacity by a majority vote of the Board. The Chairperson shall preside at meetings of the Board and of the stockholders of the Corporation and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these By-Laws. In the absence of the Chairperson, another director of the Corporation designated by the Chairperson or by the Board shall act as chairperson of any meeting.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary or such other titles determined by the Board. The Secretary shall have the duty, among other things, to record the proceedings of the meetings of stockholders and the Board in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board in the manner determined by the Board, subject to Section 4.06(a). Each such officer shall hold office until his or her successor is appointed and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board. Any vacancy in any office shall be filled in such manner as the Board shall determine.

Section 4.03. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board.

Section 4.04. Resignations. Any officer may resign at any time by giving written notice to the Board (or to a principal officer if the Board has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.05. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board.

Section 4.06. Major Decisions. The Corporation shall not, and shall not permit any of its subsidiaries to, take any of the following actions, referred to as “Major Decisions.” unless such action is approved in accordance with Section 3.05 of the By-laws:

(a) appoint or terminate a Chief Executive Officer of the Corporation;

(b) sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions): (i) assets or stock of the Corporation or its subsidiaries with a value greater than $25,000,000, or (ii) all or substantially all of the assets of the Corporation and its subsidiaries;

(c) issue stock or any equity instrument, in a transaction or a series of related transactions, of the Corporation or a subsidiary (excluding issuances to the Corporation or another subsidiary) with a value greater than $25,000,000;

(d) incur after the Emergence Date incremental debt for borrowed money (whether in one transaction or in a series of related transactions) in excess of $25,000,000, except to the extent such debt is a capital lease and excluding debt owed to the Corporation or another subsidiary;

(e) enter into any Related Party Transaction;

(f) liquidate, dissolve or wind up, recapitalize, reorganize or consolidate, acquire or merge with any other person, in each case, in a transaction or a series of related transactions, of the Corporation with a value greater than $25,000,000, other than in each case (i) for any merger or consolidation solely between or among subsidiaries of the Corporation or a subsidiary into the Corporation, (ii) a merger effected exclusively for the purpose of changing the domicile of the Corporation or such subsidiary, (iii) a change in corporate form of a subsidiary or (iv) a dissolution or winding up of a subsidiary that has no operations; and

(g) make any amendment to (i) this Section 4.06 or (ii) the proviso in the first sentence of Section 3.05.

ARTICLE 5

GENERAL PROVISIONS

Section 5.01. Fixing the Record Date, (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 5.02. Dividends. Subject to limitations contained in the DGCL and the Certificate, the Board may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 5.03. Fiscal Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 5.04. Corporate Seal. The Corporation may adopt a corporate seal, which shall be in such form as may be approved from time to time by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed in any matter reproduced.

Section 5.05. Voting of Securities Owned by the Corporation. The Board may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation or other entity (except this Corporation) in which the Corporation may hold stock or other securities or interests.

Section 5.06. Amendments. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal these By-Laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate, except for the first 3 paragraphs of Section 2.10 (Nomination of Directors) and Sections 3.02 (Number), 3.03 (Classes, Term of Office), 3.05 (Quorum and Manner of Acting), 3.06 (Vacancies on the Board), 3.07 (Removal of Directors), 3.16 (Related Party Transactions), 3.17 (Board Observer), 3.18 (Compliance Procedures), 4.06 (Major Decisions), 5.06 (Amendments) and 5.08 (Management Fees), which, may not be amended, altered, changed or repealed in any respect (including, for the avoidance of doubt, by amendment, merger, consolidation or otherwise), and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in such sections, without (i) the affirmative vote of the holders of not less than a majority of the total voting power of the outstanding shares of Common Stock and Preferred Stock (to the extent entitled to vote) represented in person or by proxy at a meeting of stockholders at which a quorum is present and voting together as a single class on an as converted basis, (ii) solely with respect to the first three paragraphs of Section 2.10 (Nomination of Directors), Section 3.06 (Vacancies on the Board) and Section 3.07 (Removal of Directors) the written consent of each applicable Initial Holder (or, if applicable its Major Transferee, subject to maintenance of the applicable Minimum Threshold) if such amendment, alteration, change or repeal would adversely affect the rights of such Initial Holder or its Major Transferee, and (iii) solely with respect to Section 3.17 (Board Observer) the written consent of Alden; provided, however, that no such approval of the stockholders of the Corporation will be required if such amendment, alteration, change or repeal is conditioned upon the effectiveness of a registration statement filed with the Securities and Exchange Commission in connection with an underwritten public offering of Common Stock by the Corporation.

Section 5.07. Transfer Of Shares; Restrictions On Transfer. Subject to the Certificate and the terms of the Stockholders Agreement, dated as of the Emergence Date, of the Corporation (as it may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Stockholders Agreement”), shares of the capital stock of the Corporation may be transferred by the holder thereof or by such holder’s duly authorized attorney upon (i) surrender of a certificate therefor properly endorsed or (ii) receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation. Any attempt to transfer any shares of capital stock not in compliance with these By-Laws (including the provisions of this Section 5.07), the Certificate or the Stockholders Agreement shall be null and void ab initio, and the Corporation shall not give any effect in the Corporation’s stock records to such attempted transfer.

Section 5.08. Management Fees. Except to the extent approved as a Related Party Transaction, the Corporation shall not pay any management, monitoring or similar fees to affiliates. For avoidance of doubt, such prohibition shall not apply to compensation of directors, including fees and reimbursement of expenses, which will be permitted as contemplated under Section 3.15 of these By-Laws.

Section 5.09. Conflicts. In the event of any conflict between the terms and provisions of these By-Laws and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Section 5.10. Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these By-Laws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.